Exhibit 10.40

BANKNORTH, N.A.	REAL ESTATE LOAN AGREEMENT

This Real Estate Loan Agreement is made on this 24th day of August, 2004, by and between the following parties:

Banknorth, N.A. (the “Bank”), a national banking association having a principal place of business at 7 New England Executive Park, Burlington, Massachusetts 01803; and

Brookstone Company, Inc. (the “Borrower”), a corporation duly organized and existing under the laws of the New Hampshire and having a principal place of business at One Innovation Way, Merrimack, New Hampshire 03054;

in consideration of the mutual covenants and benefits to be derived herefrom.

W I T N E S S E T H:

SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION

1.1 Definitions. All capitalized terms used in this Agreement, any Related Agreement (as hereinafter defined) or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below.

Affiliate means any person, corporation or other entity which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or any Subsidiary.

Agreement means this Real Estate Loan Agreement, as it may be amended, modified, supplemented or restated from time to time.

Applicable Margin means one hundred (100) basis points.

Bank shall have the meaning given such term in the Preamble of this Agreement.

Borrower shall have the meaning given such term in the Preamble of this Agreement.

Business Day means, in respect of any date that is specified in this Agreement to be subject to adjustment in accordance with the Following Business Day Convention, a day on which commercial banks settle payments in (i) London, if the payment obligation is calculated by reference to the LIBOR Rate, or (ii) Boston, if the payment obligation is calculated by reference to the Prime Rate.

Control shall be deemed to exist if any person, entity or corporation, or combination thereof shall have possession, directly or indirectly, of the power to direct the management or policies of the Borrower or any person, entity, or corporation deemed to be an Affiliate of the Borrower, and shall be deemed to include any holder of 51% or more of any of the stock or other interest in the Borrower or in the Parent.

Default Rate shall have the meaning given such term in Section 3.4 hereof.

Events of Default shall have the meaning given such term in Section 9 of this Agreement.

FASB 133 means Statement of Financial Accounting Standards No. 133.

Following Business Day Convention shall be used to adjust any relevant date that if that date would otherwise fall on a day that is not a Business Day. For the purposes herein, the term Following Business Day Convention shall mean that an adjustment will be made if any relevant date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day. All payments hereunder shall be adjusted in accordance with the Following Business Day Convention.

Generally Accepted Accounting Principles (“GAAP”) means generally accepted accounting principles in the United States of America, as from time to time in effect, which shall include, but not be limited to, the official interpretations thereof as defined by the Financial Accounting Standards Board, its predecessors and its successors.

Hedging Obligations means, without duplication, any and all obligations of the Borrower to Bank or any of its Affiliates related to Real Estate Mortgage Loan, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore) under (i) any and all agreements, instruments, devices, or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities, or exchange transactions, including, without limitation, dollar denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate “swap” agreements; (ii) all other “derivative instruments” as defined in FASB 133 and which are subject to the reporting requirements of FASB 133; and (iii) any and all cancellation, buybacks, reversals, terminations or assignments of any of the foregoing. For purposes of any computation hereunder, any Hedging Obligation shall be valued, with respect to each contract, instrument or other arrangement creating a Hedging Obligation, at the net obligations of the Borrower thereunder equal to the termination value thereof as determined in accordance with its provisions (if such Hedging Obligation has been terminated) or the mark to market value thereof as determined on the basis of available quotations from any recognized dealer in, or from Bloomberg or other similar service providing market quotations for, the applicable Hedging Obligation (if such Hedging Obligation has not been terminated).

Indemnified Person shall have the meaning given that term in Section 10.5 of this Agreement.

Interest Payment Date means (a) as to any Prime Rate Loan, the first Business Day of the calendar month which follows the date such Prime Rate Loan was advanced by the Bank and (b) as to any LIBOR Rate Loan, the last day of the applicable Interest Period and, with respect to any Interest Period of more than three (3) months, the date that is three (3) months from the first day of such Interest Period. If a month does not contain a day that numerically corresponds to the date of the Interest Payment Date, the Interest Payment Date shall be the last Business Day of such month.

Interest Period means, for any Prime Rate Loan, consecutive periods of one (1) day each and means, for any LIBOR Rate Loan, a period of 1, 2, 3 or 6 months commencing on the effective date of such LIBOR Rate Loan and ending on the day which corresponds numerically to such date 1, 2, 3 or 6 months, respectively, thereafter (unless there is no numerically corresponding day in such 1st, 2nd, 3rd or 6th succeeding month, respectively, in which case such Interest Period shall end on the last Business Day of such next, second, third, or sixth succeeding month, respectively); provided, however, that each Interest Period which would otherwise end on a day which is not a Business Day shall be determined in accordance with the Following Business Day Convention, and provided, further, that each Interest Period which commences before, and would otherwise end after the Maturity Date, shall end on the Maturity Date.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended from time to time.

LIBOR shall mean, as applicable to any LIBOR Rate Loan, the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars, for a period of time comparable to such LIBOR Rate Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) London Banking Days preceding the first day of such LIBOR Rate Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upward, if necessary, to the nearest one-hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market as selected by the Bank at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Rate Loan. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided as requested, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such LIBOR Rate Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Rate Loan. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Rate Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Rate shall mean the per annum rate equal to LIBOR (for the Interest Period as selected from time to time), plus the Applicable Margin.

LIBOR Rate Loan means any principal of the Real Estate Mortgage Loan the rate of interest applicable to which is based upon the LIBOR Rate.

London Banking Day means a day on which dealings in United States dollar deposits are transacted in the London interbank market.

Maturity Date shall have the meaning given such term in the Note.

Mortgage shall have the meaning given such term in Section 2.1 hereof.

Mortgaged Premises means the real property located in Merrimack, New Hampshire, as more particularly described in Exhibit A annexed hereto.

Note means the promissory note executed by the Borrower and delivered to the Bank, pursuant to the Real Estate Mortgage Loan as provided in Section 2 of this Agreement.

Notice of Rate Selection shall have the meaning given that term in Section 3.1(b) of this Agreement.

Parent means Brookstone, Inc., a Delaware Corporation.

Permitted Liens shall have the meaning given that term in Section 5.1(f) of this Agreement.

Prime Rate means the variable per annum rate of interest so designated from time to time by the Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any borrower. Changes in the rate of interest resulting from changes in the Prime Rate shall take effect immediately without notice or demand of any kind.

Prime Rate Loan means any principal of the Real Estate Mortgage Loan the rate of interest applicable to which is based upon the Prime Rate.

Real Estate Mortgage Loan shall have the meaning given that term in Section 2 of this Agreement.

Related Agreements means the various documents, instruments and agreements delivered by the Borrower to the Bank in connection with the establishment of the Real Estate Mortgage Loan.

Start Date shall mean the date of this Agreement.

Taxes means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee’s income withholding, unemployment and social security taxes, which are imposed by any governmental authority, and such item shall include any interest, penalties or additions to tax attributable thereto, but excluding taxes imposed on or measured by the Bank’s net income or receipts.

Title Insurance Policy shall have the meaning given such term in Section 5.1(f) hereof.

Uniform Commercial Code (“UCC”) means the Uniform Commercial Code as in effect in New Hampshire (New Hampshire Revised Statutes Annotated, Chapter 382-A, §§1-101, et. seq.).

1.2 Accounting Terms. All terms of an accounting character shall have the meanings assigned thereto by GAAP applied on a basis consistent with the financial statements referred to in Section 6.1 of this Agreement, modified to the extent, but only to the extent, that such meanings are specifically modified herein.

1.3 Rules of Interpretation. The following rules of interpretation shall govern this Agreement:

(i)	A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(ii)	The singular includes the plural and the plural includes the singular.

(iii)	A reference to any law includes any amendment or modification to such law.

(iv)	A reference to any person includes its permitted successors and permitted assigns.

(v)	The words “include”, “includes” and “including” are not limiting.

(vi)	All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code, have the meanings assigned to them therein.

(vii)	The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

SECTION 2. REAL ESTATE MORTGAGE LOAN

2.1. Real Estate Mortgage Loan. Pursuant to the terms and conditions of this Agreement and upon satisfaction of the conditions precedent referred to in Section 5 hereof, the Bank agrees to make available to Borrower a mortgage loan (the “Real Estate Mortgage Loan” in the original principal amount of Eight Million Dollars ($8,000,000.00) to finance certain real estate located at One Innovation Way, Merrimack, New Hampshire (the “Mortgaged Premises”). The Real Estate Mortgage Loan shall be secured by a mortgage (the “Mortgage”) of the Mortgaged Premises. The Real Estate Mortgage Loan shall be for a term of ten (10) years and will require monthly payments of principal and interest, all as more fully set forth below and in the Related Agreements.

2.2. Advances. The Real Estate Mortgage Loan is being funded in full contemporaneously with the execution and delivery of this Agreement. The Real Estate

Mortgage Loan shall be evidenced by, among other things, a certain promissory note (the “Real Estate Promissory Note”), which shall be in the form of Exhibit A annexed hereto. The Borrower authorizes the Bank to maintain such records or make such notations and agree that the amount shown on the books and records or on said schedule, as applicable, as outstanding from time to time shall constitute the amount owing to the Bank under the Real Estate Mortgage Loan pursuant to this Agreement, absent manifest error. In the event the amount shown on the schedule conflicts with the amount noted as due pursuant to the books and records of the Bank, the books and records of the Bank shall control the disposition of the conflict, absent manifest error.

2.3. Interest on the Real Estate Mortgage Loan. Interest on the Real Estate Mortgage Loan shall accrue and be payable as set forth in the Note. The Borrower shall elect the applicable interest rate from the pricing options set forth in the Note, and the Borrower shall submit to the Bank a Notice of Rate Selection in the form of Exhibit B annexed hereto.

2.4. Payment. The Real Estate Mortgage Loan shall mature ten (10) years from the date of its origination. All payments under the Real Estate Mortgage Loan shall be payable in arrears on each Interest Payment Date as set forth in the Note. The Borrower shall choose among the interest rate options set forth in the Note, and repayment of the principal amount shall commence on the Interest Payment Date next following the date hereof. To the extent that (i) the Real Estate Mortgage Loan bears interest by reference to the (a) Prime Rate, or (b) the LIBOR Rate, the Borrower shall make monthly payments of interest on the outstanding principal balance of the Real Estate Mortgage Loan plus payments of principal, each such monthly principal payment to be in the amount of Sixty-Six Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($66,666.67).

SECTION 3. CERTAIN GENERAL PROVISIONS RELATING TO THE REAL

ESTATE MORTGAGE LOAN

3.1. Loan Requests, Selection of Interest Rates, and Payment Selections.

(a) The Borrower shall choose an interest rate or rates as set forth in the Note. Interest rates shall be selected by the Borrower in accordance with the Interest Rate Selection as set forth in the Note.

3.2. Prepayments. (a) The Borrower may prepay any Prime Rate Loan at any time without penalty or premium, subject to the conditions set forth in the Note.

3.3. Late Fee. If the entire amount of any required principal and/or interest is not paid in full within fifteen (15) days after the same is due, the Borrower shall pay to the Bank a late fee equal to two (2%) percent of the required payment.

3.4. Default Interest Rate. Upon the occurrence of an Event of Default or after the Maturity Date or after judgment has been rendered on the Note, the right of the Borrower to select pricing options shall cease and the unpaid principal balance of the Note, at the option of the Bank, shall bear interest at a rate which is equal to two (2) percentage points per annum greater than the otherwise applicable Prime Rate (the “Default Rate”). If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of any Advance evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal, and any excess remaining after full satisfaction of all indebtedness owed by the Borrower to the Bank shall be refunded to the Borrower.

3.5. Computations. All computations of interest on the Real Estate Mortgage Loan shall be made on the basis of an actual 365/366 day year and the actual number of days elapsed.

3.6. Authorization to Charge Account. The Bank is authorized to charge principal and interest and all other amounts due hereunder, under any Related Agreement and under the Note to any account of the Borrower when and as it becomes due. Failure by the Bank to so charge the accounts of the Borrower for principal and interest or other amounts due hereunder shall not relieve the Borrower from any payment obligation to the Bank hereunder.

3.7. Method of Payment. All payments on account of the Obligations shall be made by the Borrower to the Bank at 7 New England Executive Park, Burlington, Massachusetts 01803 or such other location as the Bank may from time to time specify in writing, in lawful currency of the United States of America without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

3.8. Application of Payments. All payments received by the Bank from or on behalf of the Borrower, voluntary or otherwise, shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after the occurrence of an Event of Default, payments will be applied to the Obligations in such order as the Bank determines in its sole discretion.

3.9. Usury. All agreements between the Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event that there is a change in the law which results in a higher permissible rate of interest, then the Obligations shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and the Bank in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of New Hampshire from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of the Note and/or Related Agreements at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Obligations and not to the payment of interest, and any excess remaining after full satisfaction of all indebtedness owed by the Borrower to the Bank shall be refunded to the Borrower. This provision shall control every other provision of all agreements between the Borrower and the Bank related to the Real Estate Mortgage Loan.

SECTION 4. REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Bank (which representations and warranties will survive the delivery of the Note and this Agreement and shall be deemed continuing until the Note is fully paid and this Agreement is terminated) that:

4.1 Existence and Power. (a) The Borrower is and will continue to be, duly organized and validly existing and in good standing under the laws of New Hampshire; (b) the Borrower is a wholly owned subsidiary of Parent. (c) the Borrower has registered in all locations required under the laws of each jurisdiction in which it does business; (d) the Borrower is qualified and in good standing to do business in all other jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, and where failure to be so qualified could have a material adverse effect on Borrower’s financial condition or Borrower’s business; (e) the Borrower has the power to execute and deliver this Agreement, the Note, the Related Agreements and to borrow hereunder; and (f) the Borrower has all requisite permits, authorizations and licenses, without unusual restrictions or limitations, to own, operate and lease its properties and to conduct the business in which it is presently engaged, all of which are in full force and effect.

4.2 Authority. The making and performance by the Borrower of this Agreement, the Note and the Related Agreements has been authorized by all necessary corporate action. The execution and delivery of this Agreement, the Note and the Related Agreements, the consummation of the transactions herein and therein contemplated, the fulfillment of or compliance with the terms and provisions hereof and thereof, (a) are within its powers, (b) will not violate any provision of law or of its organizational documents, and (c) will not result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Borrower pursuant to any indenture or bank loan or credit agreement (other than those with the Bank) or other agreement or instrument to which the Borrower is a party. No approval, authorization, consent or other order of or registration or filing (other than UCC financing statements and the Mortgage) with any person, entity or governmental body is required in connection with the making and performance of this Agreement, the Note or the Related Agreements.

4.3 Financial Condition. The financial statements heretofore delivered to the Bank, were prepared in conformity with GAAP and are correct and complete and fairly present the financial condition and the results of operations of the Borrower for the periods and as of the dates thereof. There are no direct or contingent material liabilities not disclosed in such statements as of the dates thereof. Since the date of the latest financial statements delivered to the Bank, there has been no material adverse change in the assets, liabilities, financial condition, business or prospects of the Borrower.

4.4 Information Complete. Subject to any limitations stated therein or in connection therewith, all information furnished or to be furnished by the Borrower pursuant to the terms hereof is, or will be at the time the same is furnished, accurate and complete in all material respects necessary in order to make the information furnished, in the light of the circumstances under which such information is furnished, not misleading.

4.5 Statutory Compliance. The Borrower is in compliance in all material respects with all federal, state, county and municipal laws, ordinances, rules or regulations applicable to its property or the conduct of its business, including, without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment.

4.6 Events of Default. No Event of Default has occurred and no event has occurred or is continuing which, pursuant to the provisions of Section 9, with the lapse of time and/or the giving of notice specified therein, would constitute an Event of Default.

4.7 Use of Proceeds. The Borrower shall not use the proceeds of the Real Estate Mortgage Loan for purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

4.8 Validity. This Agreement, the Note and all Related Agreements, upon the execution and delivery thereof, will be legal, valid, binding and enforceable obligations of the Borrower in accordance with the terms of each, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors rights generally, and subject to equitable principles of general application.

4.9 Taxes. The Borrower has filed all tax returns and reports required to be filed by it with all federal, state or local authorities and has paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports.

4.10 Locations. All current books and records relating to the Mortgaged Premises are located at the Borrower’s chief executive offices as set forth above.

4.11 Title to Property. The Borrower has good and marketable title to the Mortgaged Premises subject to no mortgage, pledge, lien, security interest, encumbrance or other charge, except those, if any, set forth in the lender’s Title Insurance Policy to be issued by Chicago Title Insurance Company (consistent with Commitment No. 6376-16) in connection with the establishment of the Loan.

4.12 Permits. The Borrower has obtained all applicable licenses, certificates, permits, rights, and code approvals, whether federal, state, local or foreign, which are necessary or required for the lawful operation of the Mortgaged Premises.

SECTION 5. CONDITIONS PRECEDENT

5.1 Real Estate Mortgage Loan Proceeds. All proceeds of the Real Estate Mortgage Loan shall be disbursed as a single advance. Precedent to the effectiveness of this Agreement and to the establishment of the Real Estate Mortgage Loan and the advance of the proceeds thereof the following documents, each in form and substance satisfactory to the Bank, shall have been delivered to the Bank, and the following conditions shall have been satisfied:

(a) Proof of Action. The Bank shall have received a certified copy of all action taken by the Borrower to authorize the execution and delivery of this Agreement, the Note, the Related Agreements and any and all other agreements and documents which have been or are to be executed and delivered as part of the Real Estate Mortgage Loan.

(b) The Note, the Mortgage and Other Related Agreements and Documents. The Borrower shall have delivered or caused to be delivered to the Bank this Agreement, the Note, Mortgage of the Mortgaged Premises in form and substance satisfactory to the Bank, the Related Agreements, and such other documents as the Bank may reasonably request.

(c) Approval of Bank and Bank Counsel. All legal matters incident to the transactions hereby contemplated shall be satisfactory to the Bank to counsel for the Bank.

(d) Authority and Enforceability Opinion. An opinion of counsel to the Borrower addressed to the Bank in form and substance satisfactory to the Bank and Bank’s counsel, relating to such matters as the Bank and the Bank’s counsel may reasonably determine, including without limitation, the following:

(i)	That this Agreement and all agreements and instruments of even or prior date herewith, to be delivered to the Bank in connection with the Loans have been duly authorized, executed and delivered and are binding upon and enforceable against the Borrower and all other parties the; and

(ii)	That the Agreement, the Note, the Mortgage, and the Related Agreements are enforceable in accordance with their terms.

(e) Zoning Opinion.

(f) Title Insurance. A title insurance policy (the “Title Insurance Policy”) on the Mortgaged Premises in the amount of $8,000,000.00 naming the Bank as insured and containing no material exceptions (other than those approved by the Bank and counsel to the Bank, such exceptions being referred to herein as the “Permitted Liens”) such Title Insurance Policy to be issued by a company or companies reasonably acceptable to the Bank and Bank’s counsel.

(g) Appraisal. Receipt and review of a real estate appraisal of the Mortgaged Premises satisfactory to the Bank, in its sole discretion, completed by an appraiser acceptable to the Bank.

(h) Additional Documents. Such other certifications, agreements or instruments as the Bank may reasonably request, to effectuate the provisions of this Agreement, and to establish, protect or perfect the interest of the Bank in any collateral granted to secure the payment and performance of the Borrower’s obligations hereunder and under the other Related Agreements.

SECTION 6. AFFIRMATIVE COVENANTS

Unless the Bank consents in writing, the Borrower covenants and agrees that, until (i) the making of demand by the Bank for payment in full of the Note, and (ii) payment in full of the Note and the complete performance of all obligations hereunder and under any Related Agreement, it shall:

6.1 Financial Statements; Notice of Default. Deliver to the Bank:

(a) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Parent, an audited consolidated financial statement of Parent in reasonable detail in the form of Form 10K customarily filed with the SEC (so long as such filing is required by Parent), setting forth in each case in comparative form the corresponding figures for the preceding year, prepared in accordance with generally accepted accounting principles consistently applied and certified by independent certified public accountants reasonably acceptable to the Bank.

(b) Interim Statements. As soon as available and in any event within forty-five (45) days after the close of each semi-annual period of each fiscal year of the Parent, an unaudited consolidated financial statement of Parent similar to those annual statements required above as of the end of such semi-annual period and for the semi-annual period then ended and for the period from the beginning of the current fiscal year to the end of such semi-annual period setting forth in each case in comparative form the corresponding figures for the comparable periods in the preceding fiscal year, in the form of Form 10Q customarily filed with the SEC (so long as such filing is required by Parent) prepared in accordance with generally accepted accounting principles and certified by the chief financial officer of the Parent, subject to normal year-end adjustments which shall not in the aggregate be material in amount.

(c) Additional Information. Promptly upon the Bank’s reasonable written request, such information (not otherwise required to be delivered by this Section 6.1) about the financial condition, business and operations of the Mortgaged Premises as the Bank may, from time to time, reasonably request.

All financial statements delivered to the Bank shall be consolidated and, consolidating of the Parent and its subsidiaries, including the Borrower.

6.2 State of Organization. Not change its state of organization without prior written notice to the Bank. It shall promptly give the Bank written notice of any change in its chief executive office.

6.3 Litigation. Promptly advise the Bank of the commencement of or threat of litigation, including arbitration proceedings and any proceedings before any governmental agency, which might have a material adverse effect upon the Mortgaged Premises.

6.4 Compliance with Laws; Payment of Taxes and Other Liens. Comply with all federal, state, county and municipal laws, rules, ordinances and regulations applicable to the Mortgaged Premises, including without limitation, those pertaining to or concerning the zoning, public health, safety and the environment. The Borrower shall pay, or cause to be paid, all taxes, assessments, governmental charges or levies, or claims made against it or its property which, if unpaid, might become a lien or charge against the Mortgaged Premises, except liabilities being contested in good faith and against which it shall maintain reserves in amount and in form (book, cash, bond or otherwise) reasonably satisfactory to the Bank.

6.5 Notices of Environmental Actions and Claims. Immediately notify the Bank in writing of (a) any enforcement, clean-up, removal or other action instituted or threatened by any federal, state, county or municipal authority or agency pursuant to any public health, safety or environmental laws, rules, ordinances and regulations relating to the Mortgaged Premises, and (b) any and all claims made or threatened by any third party against the Borrower it relating either to the existence of, or damage, loss or injury from any toxic substances or hazardous wastes or any other conditions constituting actual or potential violations of such laws, rules, ordinances or regulations relating to the Mortgaged Premises.

6.6 Appraisals and Inspection. Permit the Bank to conduct periodic inspections and/or appraisals of the Mortgaged Premises upon prior notice and so long as such inspections and appraisals do not materially interfere with the conduct of business at the Mortgaged Premises during normal hours of operation.

6.7 Performance. Comply with all terms and conditions of this Agreement, the Note and the Related Agreements.

SECTION 7. NEGATIVE COVENANTS

Unless the Bank consents in writing, the Borrower covenants and agrees that, until (a) the expiration or termination of any obligation on the part of the Bank to make an Advance and (b) payment in full of all of the Note and the complete performance of all obligations hereunder and under any Related Agreement, it shall not:

7.1 Encumbrances. Incur or permit to exist any lien, mortgage, security interest, pledge, charge or other encumbrance against the Mortgaged Premises (other than the Mortgage) (including, without limitation, any lien or encumbrance relating to any response, removal or clean-up of any toxic substances or hazardous wastes), except: (i) Permitted Liens as set forth on the Title Insurance Policy and liens in favor of the Bank; (ii) pledges or deposits in connection with or to secure worker’s compensation and unemployment insurance; (iii) tax liens which are being contested in good faith; and (iv) liens, mortgages, security interests, pledges, charges or other encumbrances in favor of the Bank or specifically permitted, in writing, by the Bank.

7.2 Change of Name or Location. Without prior notice to the Bank, change its name or change its chief executive office, or the present location of its assets or records relating thereto from those address hereinabove set forth.

SECTION 8. FINANCIAL COVENANTS

[Intentionally omitted.]

SECTION 9. EVENTS OF DEFAULT: REMEDIES

If any one or more of the following events (“Events of Default”, or, if giving of notice or the lapse of time or both is required, then, prior to such notice and lapse of time, “Defaults”) shall occur:

9.1 (a) Failure to make due payment of the principal of the Note, or in the payment of interest on the Note, which failure is not cured within fifteen (15) days of the date thereof; or

9.2 Failure by the Borrower to observe or perform any material covenant contained in Sections 6 or 7 hereof or in any Related Agreements, which failure shall continue for more than thirty (30) days from the date of written notice thereof by Bank to Borrower; or

9.3 Any representation or warranty made by the Borrower herein or in any Related Agreement, or any statement, certificate or other data furnished by the Borrower in connection herewith or with any Related Agreement, proves to be incorrect in any material respect at the time the same was made; or

9.4 The Borrower shall (a) apply for or consent to the appointment of a receiver, conservator, trustee or liquidator of all or a substantial part of any of its assets; (b) be unable, or admit in writing its inability, to pay its debts as they mature; (c) file or permit the filing of any petition, case, arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the appointment of a receiver for all or any part of its properties; or (d) take any action for the purpose of effecting any of the foregoing; or

9.5 An order, judgment or decree shall be entered, or a case shall be commenced, against the Borrower, without the application, approval or consent of the Borrower by or in any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Borrower or appointing a receiver, trustee, conservator or liquidator of the Borrower or of all or a substantial part of its assets and the Borrower, by any act, indicates its approval thereof, consent thereto, or acquiescence therein, and such order, judgment, decree or case shall continue unstayed and in effect for any period of sixty (60) consecutive days; or

9.6 The Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge, consolidate or convert, or be merged, consolidated or converted with or into any other corporation or entity (other than any such merger, consolidation, or conversion where Borrower is the surviving entity); or

9.7 Failure by the Borrower to pay any other indebtedness or obligation that results in a lien or encumbrance of the Mortgaged Premises, whether contingent or otherwise, which failure continues beyond any applicable grace or cure periods, or if any such other indebtedness or obligation shall be accelerated.

If any one or more of the Events of Default specified in Sections 9.4 or 9.5 shall occur, the Bank shall be relieved of all further obligations to make any advances to the Borrower. No termination of the Real Estate Mortgage Loan shall relieve the Borrower of its obligations hereunder and/or under the Note or the Related Agreements

SECTION 10. MISCELLANEOUS

10.1 Waivers.

(a) The Borrower hereby waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notices of advances made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to this Agreement, the Related Agreements, the Note and any collateral now or hereafter securing the Note, the Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of any collateral now or hereafter securing the Note, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank shall have no duty as to the collection or protection of any collateral now or hereafter securing the Note or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof. The Bank may exercise its rights with respect to any collateral without resorting or regard to other collateral now or hereafter securing the Note or sources of reimbursement for liability. The Bank shall not be deemed to have waived any of its rights upon or under any document or agreement relating to the liabilities of the Borrower or any collateral now or hereafter securing any such liabilities unless such waiver be in writing and signed by the Bank. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. The Bank may revoke any permission or waiver previously granted to the Borrower, such revocation shall be effective whether given orally or in writing. All rights and remedies of the Bank with respect to this Agreement, the Related Agreements, the Note or any collateral now or hereafter securing the Note, whether evidenced hereby or by any other instrument or document, shall be cumulative and may be exercised singularly or concurrently.

(b) WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.

THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BANK AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT, NOTE, THE RELATED AGREEMENTS OR THE TRANSACTIONS RELATED THERETO.

10.2 Notices. All notices, requests or demands to or upon a party to this Agreement shall be given or made by the other party hereto in writing, directed to the applicable party at the addresses indicated below or to such other addresses as such addressee may have designated in writing to the other party hereto. No other method of giving any notice, request or demand is hereby precluded.

If to the Bank:	Banknorth, N.A. 7 New England Executive Park Burlington, Massachusetts 01803 Attention: Jeffrey R. Westling, Senior Vice President

With a copy to:	Seyfarth Shaw LLP World Trade Center East Two Seaport Lane, Suite 300 Boston, MA 02210 Attention: Louis J. DiFronzo, Jr., Esquire

If to the Borrower:	Brookstone Company, Inc. 17 Riverside Street Nashua, New Hampshire 03062 Attention:

With a copy to:	Cook Little Rosenblatt & Manson The Center of New Hampshire 650 Elm Street Manchester, NH 03101 Attention: Thomas P. Manson, Esq.

Any such notice shall be deemed received the earlier of (i) two (2) days after the mailing of such notice in accordance with the terms and conditions and to the addresses provided above, or (ii) the date of which the notice is delivered by hand or by recognized overnight mail delivery service to the address and to the individual provided above.

10.3 Expenses; Additional Documents. The Borrower will pay all taxes, if any (but excluding taxes based on income or revenues of Bank) levied or assessed upon the principal sum of the Advances made against the Bank and all reasonable costs and expenses arising out of the collection and/or other enforcement of this Agreement, the Related Agreements, the Note, or of any collateral or security interest now or hereafter granted to secure the Note or security interest or lien granted under any Related Agreement (including, without limitation, counsels’ reasonable fees). The Borrower will, from time to time, at its expense, execute and deliver to the Bank all such other and further instruments and documents and take or cause to be taken all such other and future action as the Bank shall reasonably request in order to effect and confirm or vest more securely all rights contemplated by this Agreement or any Related Agreement.

10.4 Pledge To The Federal Reserve. The Bank may at any time pledge all or any portion of its rights under this Agreement, Note, or the Related Agreements to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the loan documents.

10.5 Indemnification. The Borrower shall indemnify, defend, and hold the Bank and any employee, officer, or agent of the Bank (each, an “Indemnified Person”) harmless of and from any claim brought or threatened against any Indemnified Person by any third party, (as well as from attorneys’ reasonable fees and expenses in connection therewith) on account of the Bank’s relationship with the Borrower other than any claim as to which a final determination is made in a judicial proceeding (in which the Bank and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a negligent manner or in actual bad faith.

10.6 Payments. All payments made by the Borrower to the Bank shall be in lawful money of the United States in immediately available funds. The Bank is authorized (but not required) to charge principal and interest and all other amounts due hereunder, under any Related Agreement and under the Note to any account of the Borrower when and as it becomes due.

10.7 Governing Law. This Agreement, the Related Agreements and the rights and obligations of the parties hereunder and thereunder shall be construed and interpreted in accordance with the laws of State of New Hampshire. The Borrower agrees that the execution of this Agreement, the Note, and Related Agreements (with the exception of the Mortgage) and the performance of the Borrower’s obligations hereunder and thereunder shall be deemed to have a situs in the State of New Hampshire, and the Borrower shall be subject to the personal jurisdiction of the courts of the State of New Hampshire with respect to any action the Bank or its successors or assigns may commence hereunder or thereunder. Accordingly, the Borrower hereby specifically and irrevocably consents to the jurisdiction of the courts of the State of New Hampshire with respect to all matters concerning this Agreement, the Note, Related Agreements, or the enforcement of any of the foregoing.

10.8 Survival of Representations. All representations, warranties, covenants and agreements herein contained or made in writing in connection with this Agreement shall survive the execution and delivery of the Note, shall continue in full force and effect until all amounts payable on account of the Note, the Related Agreements and this Agreement shall have been paid in full.

10.9 Severability. If any provision of this Agreement shall to any extent be held invalid or unenforceable, then only such provision shall be deemed ineffective and the remainder of this Agreement shall not be affected.

10.10 Integration; Modifications. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and supercedes all oral statements and prior writings, with respect thereto. No modification or amendment hereof shall be effective unless the same shall be in writing and signed by the parties hereto.

10.11 Assignments. The Borrower may not assign any of its obligations hereunder or under any Related Agreement to any person without the prior written consent of the Bank. The Bank may, with the consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), sell, assign, grant a participation in or otherwise dispose of all or any portion of the Note, this Agreement and the Related Agreements to one or more banks or other financial institutions. In connection therewith, the Bank may disclose to a prospective purchaser, assignee, participant or transferee, any information possessed by the Bank relating to the Borrower, the Loan and the collateral securing same.

10.12 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

10.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

10.14 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Borrower, the Bank and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a sealed instrument as of the day and year first above written.

Witness	BORROWER

Brookstone Company, Inc.

By:
Print Name:	Name:	Philip W. Roizin
	Title:	Executive Vice President

Witness:	BANK

Banknorth, N.A.

By:
Print Name:	Name:	Jeffrey R. Westling
	Title:	Senior Vice President

List of Exhibits:

Exhibit A - Form of Note

Exhibit B - Notice of Rate Selection

Exhibit A

Form of Note

Exhibit B

Notice of Rate Selection

August     , 2004

Banknorth, N.A.

7 New England Executive Park

Burlington, MA 01810

Attention: Mr. Jeffrey R. Westling

RE: Real Estate Mortgage Loan in favor of Brookstone, Inc.

Dear Sir/Madam:

Reference is hereby made to a certain Credit Agreement dated August             , 2004 (the “Credit Agreement”) by and between Banknorth, N.A. (the “Bank”) and Brookstone Company, Inc. (the “Borrower”). Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as given such term in the Credit Agreement.

This Notice is given to the Bank to advise of the Borrower’s selection of an interest rate with respect to the Real Estate Mortgage Loan.

Effective as soon as practical, the Real Estate Mortgage Loan shall accrue interest at:

Interest Rate selection:

Select one:	LIBOR Rate Loan; or
Prime Rate Loan.

Executed as an instrument under seal on this      day of                     , 20     .

BORROWER

Brookstone Company, Inc

By:

Name:

Title: